UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Marsh & McLennan Companies, Inc.
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ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 16, 2024

Marsh & McLennan Companies, Inc. (the “Company”) is writing to supplement the information in its proxy statement (“Proxy Statement”) filed on March 29, 2024 for the Annual Meeting of Stockholders to be held on Thursday, May 16, 2024. In particular, the Compensation Committee (the “Committee”) of the Board of Directors of the Company wishes to make clear its commitment to future compensation practices with respect to the amendment of outstanding equity awards, as described below, in light of our 2023 Say on Pay vote.

We are asking shareholders to support and vote FOR Proposal 2, the Advisory (Nonbinding) Vote to Approve Named Executive Officer Compensation.

As we explain in our Proxy Statement, the Committee is committed to engaging with our stockholders regarding our executive compensation programs and practices.

•In 2023, we expanded our stockholder engagement to take feedback from our stockholders following the support level for our 2023 Say on Pay vote. The stockholders we spoke with communicated their general support of our executive compensation policies and practices. We understand that the one-time amendment to our former Chief Executive Officer (CEO), Daniel Glaser’s, outstanding performance stock unit (PSU) awards in connection with his retirement was the basis for the support level for our Say on Pay proposal.

•In our Proxy Statement for the 2024 annual meeting, we explained that the amendment to Mr. Glaser’s 2020 and 2021 PSU awards, which was the source of stockholder concerns, was based on special circumstances, including the broad-based change to all of our long-term incentive awards that we also applied to Mr. Glaser’s awards, the extent and impact of Mr. Glaser’s successful tenure as CEO and Mr. Glaser’s efforts to ensure the success of our CEO transition. These factors, as with all Committee decisions, were considered over multiple meetings with support from their independent compensation consultant.

•In response to the stockholder feedback that we that we received, the Committee reiterates its commitment to our stockholders not to amend the terms of outstanding equity awards in the future absent extraordinary circumstances. Based on the feedback received during our stockholder engagement process, the Committee believes that this commitment directly addresses the stockholder concerns that led to the level of Say on Pay support for the 2023 annual meeting.

We believe that this supplement provides additional clarity on the Committee’s engagement with and commitments to our stockholders, as well as the Committee’s process when it was considering this one-time amendment to Mr. Glaser’s awards.

The Committee’s objective is to ensure that our executive compensation program continues to align pay with performance and create value for our stockholders.

We urge that our stockholders support and vote FOR Proposal 2, the Advisory (Nonbinding) Vote to Approve Named Executive Officer Compensation.